UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 9, 2011

NEOPROBE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-26520	31-1080091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

425 Metro Place North, Suite 300, Columbus, Ohio	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(614) 793-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 9, 2011, Neoprobe Corporation (the “Company”) entered into a license agreement (the “License Agreement”) with AstraZeneca AB, a Swedish corporation (“AstraZeneca”).  Pursuant to the terms of the License Agreement, AstraZeneca has granted the Company an exclusive royalty bearing license in all countries in the world, except for those countries in which the License Agreement is terminated pursuant to its terms, for the purpose of developing and commercializing AZD4694 (the “Compound”). The Compound is a Fluorine-18 labeled precision radiopharmaceutical candidate for use in the imaging and evaluation of patients with signs or symptoms of cognitive impairment such as Alzheimer's Disease. The License Agreement also provides the Company with the right to grant sublicenses. The term of the License Agreement will continue in effect until such time as the Company no longer owes any royalty payments to AstraZeneca, unless earlier terminated by either party pursuant to its terms. In consideration of the licenses and other rights granted by AstraZeneca, the Company made an upfront payment of $5 million, and will make a series of contingent milestone payments, including up to: (1) $6.5 million in potential payments based on the achievement of clinical development and regulatory filing milestones; and (2) an additional $11 million due following the receipt of regulatory approvals and the initiation of commercial sales. In addition, the Company will pay AstraZeneca royalties on net sales of any approved product based on the Compound.

The foregoing description of the terms of the License Agreement is qualified in its entirety by reference to the full text of the License Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David C. Bupp, the former President and Chief Executive Officer of the Company, will retire from his position as a member of the Board of Directors (the "Board") of the Company, effective January 4, 2012.  There were no matters of disagreement between Mr. Bupp and the Company concerning the Company’s operations, policies or practices, which caused the decision of Mr. Bupp to retire from the Board of Directors.

Item 8.01    Other Events.

On December 12, 2011, the Company issued a press release announcing that it had in-licensed the worldwide exclusive rights from AstraZeneca to the late-stage radiopharmaceutical imaging candidate, AZD4694, for aiding the diagnosis of Alzheimer’s Disease.  A copy of the complete text of the Company’s December 12, 2011, press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December  13, 2011, the Company stated in a conference call with investors and analysts and in a presentation at the Oppenheimer & Co. annual healthcare conference that it expected to enroll approximately 400 patients in Phase IIb and Phase III clinical studies of the Compound, and that the estimated cost of such studies would be approximately $15 - $16 million.

On December 15, 2011, the Company issued a press release announcing that its former President and Chief Executive Officer, David C. Bupp, will retire as a director of the Company, effective as of January 4, 2012. A copy of the complete text of the Company’s December 15, 2011, press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit Description

10.1
Out-License Agreement, dated December 9, 2011, by and between AstraZeneca AB and Neoprobe Corporation (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).

99.1	Neoprobe Corporation press release dated December 12, 2011, entitled “Neoprobe Licenses AstraZeneca Imaging Agent for Amyloid Detection to Aid Diagnosis of Alzheimer’s Disease.”

99.2	Neoprobe Corporation press release dated December 15, 2011, entitled “David Bupp to Retire from Neoprobe Board of Directors.”

The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements contained or incorporated by reference in this Current Report on Form 8-K, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other SEC filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neoprobe Corporation

Date: December 15, 2011	By:	/s/ Brent L. Larson
Brent L. Larson, Vice President Finance and Chief Financial Officer